EXHIBIT 10.3

PATTERSON-UTI ENERGY, INC.
2021 LONG-TERM INCENTIVE PLAN
CASH-SETTLED
PERFORMANCE UNIT AWARD AGREEMENT
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1.PERFORMANCE UNIT AWARD. Patterson-UTI Energy, Inc., a Delaware corporation (the “Company”), pursuant to the Patterson-UTI Energy, Inc. 2021 Long-Term Incentive Plan, as amended from time to time (the “Plan”), hereby awards to [_____] (the “Grantee”), effective as of the Date of Award set forth above (the “Date of Award”), a Performance Unit Award (the “Award”) on the terms and conditions as set forth in this agreement (this “Agreement”).
1.1General Performance Criteria. The Award provides the Grantee an opportunity to earn from 0% to 200% of a target amount of [____] Performance Units (the “Target Amount”) based upon the Company’s Total Stockholder Return (as defined below) for three separate Performance Periods (as defined below) as compared with the Total Stockholder Return of each of the peer index companies set forth on Exhibit A (collectively, the “Peer Index Companies”) for the applicable Performance Period. For each Performance Period, “Total Stockholder Return” or “TSR” for the Company and each of the Peer Index Companies is calculated pursuant to the formula “((x – z) + y)/z”, where “x” is the average closing price of the entity’s common stock for the last 20 trading days of the applicable Performance Period, “y” represents the value of all dividends paid by the entity in respect of the entity’s common stock during such Performance Period, assuming such dividends are reinvested in additional shares of the entity’s common stock as of the ex-dividend date, and “z” is the average closing price of the entity’s common stock for the 20 trading days preceding the first day of such Performance Period. The TSR calculation shall be adjusted to take into account any stock splits, stock dividends, reorganizations, or similar events that may affect the common stock prices of the Company or any of the Peer Index Companies. The Performance Units shall be eligible to vest based on the Company’s TSR during each of the Performance Periods as follows: (i) one-third (1/3) of the Target Amount shall be eligible to vest based on the Company’s TSR during the one-year period (the “First Performance Period”) ending [    ], (ii) one-third (1/3) of the Target Amount shall be eligible to vest based on the Company’s TSR during the two-year period (the “Second Performance Period”) ending [    ], and (iii) one-third (1/3) of the Target Amount shall be eligible to vest based on the Company’s TSR during the three-year period (the “Third Performance Period”) ending [    ] (each of the First Performance Period, the Second Performance Period, and the Third Performance Period, a “Performance Period”).
1.2Vesting Upon Achievement of Performance Criteria. If (a) the Company’s TSR for a Performance Period equals or exceeds the 25th percentile of the TSRs of the Peer Index Companies for such Performance Period, (b) a Change of Control has not occurred on or before the final day of such Performance Period, and (c) the Grantee remains in the active employ of the Company through the final day of the Third Performance Period, then, following the end of the Third Performance Period, the Grantee shall become vested in a number of Performance Units determined as follows:
(i)if the Company’s TSR for such Performance Period is equal to the 55th percentile rank of the Company’s TSR for such Performance Period as compared to the TSRs of the Peer Index Companies, the quotient obtained by dividing (A) the Target Amount, by (B) three (such quotient, for each Performance Period, the “Performance Period Target Amount”);

(ii)if the Company’s TSR for such Performance Period is equal to or greater than the 25th percentile rank of the Company’s TSR for such Performance Period as compared to the TSRs of the Peer Index Companies but less than the 55th percentile, one half times the Performance Period Target Amount plus the product of one half times the Performance Period Target Amount multiplied by the quotient obtained by dividing (A) the difference of the percentile rank achieved for such Performance Period (expressed as a percentage) minus 25%, by (B) 30% (i.e., (0.5 x the Performance Period Target Amount) + [(0.5 x the Performance Period Target Amount) x ((percentile rank (%) – 0.25)/0.30)]); or
E.g., assume that the Target Amount of the Award is 30,000 Performance Units and, accordingly, the Performance Period Target Amount is 10,000 Performance Units, and the TSR of the Company for the First Performance Period as compared to the TSRs of the Peer Index Companies ranks in the 40th percentile. The total amount of Performance Units that may become vested in respect of the First Performance Period would be 7,500 Performance Units, which is determined as follows: (0.5 x 10,000) + [(0.5 x 10,000) x ((40% - 25%)/30%)] = 5,000+ [5,000 x (15%/30%)] = 5,000+[5,000 x 50%] = 5,000+ 2,500 = 7,500.
(iii)if the Company’s TSR achieved for such Performance Period is greater than the 55th percentile rank of the Company’s TSR for such Performance Period as compared to the TSRs of the Peer Index Companies but less than the 75th percentile, the Performance Period Target Amount plus the product of the Performance Period Target Amount multiplied by the quotient obtained by dividing (A) the percentile rank achieved for such Performance Period (expressed as a percentage) minus 55%, by (B) 20% (i.e., (Performance Period Target Amount) + [(Performance Period Target Amount) x ((percentile rank (%) – 0.55)/0.20)]); or
E.g., assume the same facts as the example above in clause (iii) except that the TSR of the Company for the First Performance Period as compared to the TSRs of the Peer Index Companies ranks in the 60th percentile. The total amount of Performance Units that may become vested in respect of the First Performance Period would be 12,500 Performance Units, which is determined as follows: (10,000) + [(10,000) x ((60% - 55%)/20%)] = 10,000+ [10,000 x (5%/20%)] = 10,000+[10,000 x 25%] = 10,000 + 2,500= 12,500.
(iv)if the Company’s TSR for such Performance Period is equal to or greater than the 75th percentile rank of the Company’s TSR for such Performance Period as compared to the TSRs of the Peer Index Companies, two times the Performance Period Target Amount.
(v)Notwithstanding the above:
(1)regardless of the Company’s TSR percentile rank for the First Performance Period and the Second Performance Period, respectively, as compared to the TSRs of the Peer Index Companies, no more than the Performance Period Target Amount of Performance Units will be earned for each such Performance Period, subject to the “catch-up” feature described in Section 1.2(v)(2) below as limited by Section 1.2(v)(3) below;
(2)if the Company’s TSR percentile rank for the Third Performance Period is greater than the Company’s TSR percentile rank for the First Performance Period and/or the Second Performance Period, then for purposes of determining the number of Performance Units that shall become vested in respect of, as applicable, the First Performance Period and/or the Second Performance Period, the Company’s TSR percentile rank for, as applicable, the First Performance Period and/or the Second Performance Period shall be deemed to be equal to the Company’s TSR percentile rank for the Third Performance Period (and, for the avoidance of doubt, the cap set forth in Section 1.2(v)(1) shall not apply); and

(3)if the Company’s TSR for the Third Performance Period is negative or zero and a Change of Control has not occurred on or before the final day of the Third Performance Period, the total number of Performance Units that may vest under this Agreement shall not exceed the Target Amount.
1.3Forfeiture. Notwithstanding any other provision of this Agreement to the contrary, the portion of the Award corresponding to the applicable Performance Period granted pursuant to this Agreement shall lapse and be forfeited on the final day of the Third Performance Period if (a) the Company’s TSR for such applicable Performance Period is less than the 25th percentile of the TSRs of the Peer Index Companies for the Performance Period, (b) with respect to the portions of the Award corresponding to the First Performance Period and the Second Performance Period, respectively, the performance condition necessary to trigger the “catch-up” feature described in Section 1.2(v)(2) above has not been achieved, and (c) a Change of Control has not occurred on or before the final day of the Third Performance Period.
1.4Committee Determination.
(i)Pursuant to Articles 4 and 9 of the Plan, the Committee shall have the discretion to calculate the TSR for each Performance Period for the Company and each Peer Index Company in accordance with Section 1.1 above.
(ii)The Committee’s determinations with respect to each Performance Period for purposes of this Agreement shall be binding upon all persons. The Committee may not increase the number of Performance Units that are eligible to vest under this Agreement.
(iii)The Committee may, in its sole discretion, make such adjustments as it deems necessary and appropriate, if any, in the composition of the group of Peer Index Companies to address the merger or consolidation of any company in the Peer Index Companies as of the date hereof with another company, an acquisition or disposition of a significant portion of such company’s businesses or assets as it exists on the date hereof, or any other extraordinary event occurring in relation to such company during the term of this Agreement. In the absence of a Committee decision to the contrary, (A) any Peer Index Company that files for bankruptcy pursuant to the U.S. Bankruptcy Code or is delisted by the national stock exchange on which it was listed for failure to comply with such exchange’s listing standards, in each case, will remain a Peer Index Company with a TSR of -100%, (B) any Peer Index Company that is acquired during the First Performance Period will be removed from the group of Peer Index Companies for purposes of calculating the Company’s TSR for any Performance Period, and (C) any Peer Index Company that is acquired following the conclusion of the First Performance Period will remain a Peer Index Company for purposes of calculating the Company’s TSR for each of the Second Performance Period and the Third Performance Period, in each case, with a TSR measured as of the date of such acquisition.
(iv)Following the end of the Third Performance Period the Committee shall determine if the performance criteria for each Performance Period has been satisfied and, to the extent such performance criteria has been satisfied, shall certify in writing that such performance criteria has been satisfied and, based thereon, the number of Performance Units, if any, that shall vest under this Agreement (the “Vested Performance Units”).
2.SETTLEMENT OF PERFORMANCE UNITS. For purposes of this Agreement, unless otherwise provided under the Plan or Section 3.4 of this Agreement, in respect of each Vested Performance Unit, the Company shall pay to the Grantee a lump sum cash payment equal to the average closing price of one Share as reported on The Nasdaq Global Select Market (or any other principal national securities exchange on which the Shares are then listed) for the twenty trading day period concluding on the final day of the Third Performance Period, to be paid on or before the date that is 2-½ months following the final day of the Third Performance Period. Any amounts payable pursuant to this Agreement will be paid to the Grantee or, if payable pursuant to Section 3.3 and if applicable, the Grantee’s legal representative or the Grantee’s estate, and thereafter the Grantee or, if applicable, the Grantee’s estate and heirs, executors, administrators and the Grantee’s legal representatives shall have no further rights with respect to the Award or this Agreement.

3.TERMINATION OF EMPLOYMENT/CHANGE OF CONTROL. The following provisions will apply in the event the Grantee’s employment with the Company terminates, or a Change of Control of the Company (as defined below) occurs, before the final day of the Third Performance Period.
3.1Definitions. For purposes of this Agreement:
(i)“Cause” shall have the meaning set forth in the Employment Agreement.
(ii)“Employment Agreement” shall mean the Grantee’s employment, severance, change in control or other similar agreement with the Company or its Subsidiary.
(iii)“Good Reason” shall have the meaning set forth in the Employment Agreement.
(iv)“Retirement” means the voluntary termination of the Grantee’s employment relationship with the Company (A) on or after the date on which the Grantee attains age 55, (B) on or after the date on which the Grantee has completed at least five years of continuous service with the Company and its Subsidiaries as of immediately prior to the Grantee’s termination date, and (C) on or after the date on which the sum of the Grantee’s age and number of full years of service total 65; provided, however, that notice of such termination must be delivered in a manner consistent with the terms of Section VI of the Patterson-UTI Energy, Inc. Qualified Retiree Program.
3.2Termination Generally. Except as specified in Sections 3.3 and 3.4 below, all of the Grantee’s rights in this Agreement, including all rights to the Award granted to the Grantee, will lapse and be completely forfeited on the date the Grantee’s employment terminates if the Grantee’s employment with the Company terminates on or before the final day of the Third Performance Period for any reason other than as provided in Sections 3.3 and 3.4 below.
3.3Death, Disability or Retirement. Notwithstanding any other provision of this Agreement to the contrary, if the Grantee’s employment with the Company and all Subsidiaries terminates due to the Grantee’s death, Disability, or Retirement after the completion of at least one month of a Performance Period and on or before the final day of the Third Performance Period, the Grantee shall vest in the number of Performance Units that would have vested under this Agreement if the Grantee’s employment with the Company had not been terminated due to the Grantee’s death, Disability or Retirement before the final day of the Third Performance Period; provided that the first sentence of this Section 3.3 shall apply in the event of the Grantee’s termination of employment with the Company due to Retirement only if the Grantee’s termination date occurs at least six months following the Date of Award. For the avoidance of doubt, Section 1.2(v) hereof shall apply for purposes of determining the number of Performance Units that become vested under this Section 3.3.
3.4Change of Control. Notwithstanding any provision in the Employment Agreement, in the event of the termination of the Grantee’s employment with the Company and all Subsidiaries by the Company without Cause or by the Grantee for Good Reason, in each case, on or following the occurrence of a Change of Control but prior to the end of the Third Performance Period, the Grantee shall vest in a number of Performance Units equal to the greater of (x) the Target Amount and (y) the number of Performance Units that would have vested under this Agreement based on the Company’s TSR for any completed Performance Period and any for any incomplete Performance Period if such Performance Period concluded on the date of the occurrence of such Change of Control (including, for the avoidance of doubt, any Performance Units that would have vested as a result of the “catch-up” feature described in Section 1.2(v)(2) hereof as if the date of the occurrence of such Change of Control were the last day of the Third Performance Period). In respect of each Performance Unit that becomes vested under this Section 3.4, the Company shall pay to the Grantee a lump sum cash payment equal to the average closing price of one Share on The Nasdaq Global Select Market (or any other principal national securities exchange on which Shares are listed) for the twenty trading day period concluding on the Grantee’s termination date, to be paid on or before the date that is 2-½ months following the Grantee’s termination date, and after such payment is made the Grantee shall have no further rights with respect to the Award or this Agreement. Notwithstanding the foregoing, this Section 3.4 shall not apply if the Grantee is the Covered Person or forms part of the Covered Person for purposes of such Change of Control.

4.DIVIDEND EQUIVALENTS. No Dividend Equivalents shall be paid with respect to any Performance Units during any Performance Period.
5.TAX WITHHOLDING. To the extent that the vesting of any portion of the Award or any payment under this Agreement results in income to the Grantee for federal, state or local income, employment, excise or other tax purposes with respect to which the Company or any of its Subsidiaries has a withholding obligation, the Company or such Subsidiary shall be permitted to withhold such amount of money as the Company or such Subsidiary may require to meet its obligation under applicable tax laws or regulations. The Company or any of its Subsidiaries is further authorized to withhold from wages or other amounts otherwise payable to such Grantee such taxes as may be required by law or to take such other action as may be necessary to satisfy such withholding obligations.
6.SECTION 409A. This Award is subject to the payment timing and other restrictions set forth in Section 12.14 of the Plan.
7.TRANSFER RESTRICTIONS. The Award granted hereby may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of, to the extent then subject to the forfeiture pursuant to this Agreement. Any such attempted sale, assignment, pledge, exchange, hypothecation, transfer, encumbrance or disposition in violation of this Agreement shall be void and the Company shall not be bound thereby. Notwithstanding the foregoing, the Grantee may assign or transfer the Award granted hereby pursuant to a qualified domestic relations order (as defined in Section 414(p) of the Code, or Section 206(d)(3) of the Employee Retirement Income Security Act of 1974, as amended), or with the consent of the Committee (i) for charitable donations; (ii) to the Grantee’s spouse, children or grandchildren (including any adopted and stepchildren and grandchildren), or (iii) a trust for the benefit of the Grantee or the persons referred to in clause (ii) (each transferee thereof, a “Permitted Assignee”); provided that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and this Award Agreement; and provided further that the Grantee shall remain bound by the terms and conditions of the Plan.
8.CAPITAL ADJUSTMENTS AND REORGANIZATIONS. The existence of the Award shall not affect in any way the right or power of the Company to make or authorize any adjustment, recapitalization, reorganization, joint venture, subsidiary or division sale, or other change in its capital structure or its business, engage in any merger or consolidation, issue any debt or equity securities, dissolve or liquidate, or sell, lease, exchange or otherwise dispose of all or any part of its assets or business, or engage in any other corporate act or proceeding.
9.PERFORMANCE UNIT AWARD DOES NOT AWARD ANY RIGHTS OF A STOCKHOLDER. The Grantee shall not have the voting rights or any of the other rights, powers or privileges of a holder of the stock of the Company with respect to the Award that are awarded hereby.
10.EMPLOYMENT RELATIONSHIP. For purposes of this Agreement, the Grantee shall be considered to be in the employment of the Company as long as the Grantee has an employment relationship with the Company and any of its Subsidiaries. The Committee shall determine any questions as to whether and when there has been a termination of such employment relationship, and the cause of such termination, under the Plan, and the Committee’s determination shall be final and binding on all persons.
11.NOT AN EMPLOYMENT AGREEMENT. This Agreement is not an employment agreement, and no provision of this Agreement shall be construed or interpreted to guarantee the right to remain employed by the Company or any affiliate for any specified term.
12.LIMIT OF LIABILITY. Under no circumstances will the Company or an affiliate be liable for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan.

13.AMENDMENT AND WAIVER. Except as otherwise provided in Section 11.1 of the Plan, this Agreement may be amended, modified or superseded only by written instrument executed by the Company and the Grantee. Only a written instrument executed and delivered by the party waiving compliance hereof shall make any waiver of the terms or conditions effective. Any waiver granted by the Company shall be effective only if executed and delivered by a duly authorized executive officer of the Company. The failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect the right to enforce the same. No waiver by any party of any term or condition, or of any breach of any term or condition, contained in this Agreement, in one or more instances, shall be construed as a continuing waiver of any such condition or breach, a waiver of any other term or condition, or a waiver of any breach of any other term or condition.
14.GOVERNING LAW AND SEVERABILITY. This Agreement and all determinations made and actions taken hereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware, without reference to principles of conflict of laws, and construed accordingly. The invalidity of any provision of this Agreement shall not affect any other provision of this Agreement, which shall remain in full force and effect.
15.SUCCESSORS AND ASSIGNS. Subject to the limitations which this Agreement imposes upon the transferability of the Award granted hereby, this Agreement shall bind, be enforceable by and inure to the benefit of the Company and its successors and assigns, and to the Grantee and the Grantee’s Permitted Assignees, executors, administrators, agents, legal and personal representatives.
16.COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be an original for all purposes but all of which taken together shall constitute but one and the same instrument.
17.RECOUPMENT. The Award and any payments made in respect thereof shall be subject to any recoupment policy that the Company may adopt from time to time, to the extent any such policy is applicable to the Grantee and to such compensation including, but not limited to, the Patterson-UTI Energy, Inc. Clawback Policy, designed to comply with the requirements of Rule 10D-1 promulgated under the Exchange Act, as well as any recoupment provisions required under applicable law. For purposes of the foregoing, the Grantee expressly and explicitly authorizes the Company’s recovery of any covered compensation through any method of recovery that the Company deems appropriate, including without limitation by reducing any amount that is or may become payable to the Grantee. The Grantee further agrees to comply with any request or demand for repayment by any affiliate of the Company in order to comply with such policies or applicable law. To the extent that the terms of this Agreement and any Company recoupment policy conflict, the terms of the recoupment policy shall prevail.
18.GRANT SUBJECT TO TERMS OF PLAN AND THIS AGREEMENT. The Grantee acknowledges and agrees that the grant of the Award hereunder is made pursuant to and governed by the terms of the Plan and this Agreement, ratifies and consents to any action taken by the Company, the Board of Directors or the Committee concerning the Plan and agrees that the grant of the Award pursuant to this Agreement is subject in all respects to the more detailed provisions of the Plan. Capitalized terms that are not defined herein shall have the meanings ascribed to such terms in the Plan.
[SIGNATURE PAGE TO FOLLOW]

In accepting the Performance Unit Award set forth in this Agreement the Grantee accepts and agree to be bound by all the terms and conditions of the Plan and this Agreement.

PATTERSON-UTI ENERGY, INC.:

By:
Name:
Title:

[_____]

(“GRANTEE”)

EXHIBIT A

Peer Index

The Peer Index Companies shall be as follows, as such group of companies may be adjusted pursuant to Section 1.4.
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